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                                                              EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Melcher Holding AG:

We consent to the inclusion of our report dated November 13, 1998, with respect to the consolidated balance sheet of Melcher Holding AG and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, and cash flows for the year then ended, which report appears in the Form 8-K of Power-One, Inc. dated November 16, 1998.

KPMG Fides Peat

Zurich, Switzerland
November 13, 1998